Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING
CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES

214/871-8787

TUESDAY MORNING CORPORATION BOARD OF DIRECTORS

AUTHORIZES CASH DIVIDEND OF $0.65 PER SHARE

DALLAS, TX — May 18, 2005 — Tuesday Morning Corporation (NASDAQ: TUES) today announced that its Board of Directors has declared a cash dividend payable to stockholders of record as of the close of business, June 6, 2005.  The cash dividend of $0.65 per share on issued and outstanding common stock is payable on June 20, 2005.  This places a current value on the cash dividend of approximately $27 million dollars.   The Company intends to pay a dividend on an annual basis.

The cash dividend will be funded from available working capital and revolving debt.

“Today’s action affirms our confidence that we can continue to grow the business at historic rates while increasing the return to our stockholders due to our strong cash flow,” said Kathleen Mason, President and Chief Executive Officer. “With zero debt and a favorable tax environment for dividends, we felt the time was appropriate to reward our dedicated stockholders for the success Tuesday Morning has provided over the last four years.”

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 673 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2004.

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